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                           MAXWELL SHOE COMPANY INC.
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               (Name of Registrant as Specified In Its Charter)

                           JONES APPAREL GROUP, INC.
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



MERRILL LYNCH RETAILING LEADERS AND HOUSEHOLD PRODUCTS
  & COSMETICS CONFERENCE
THE PIERRE HOTEL, NEW YORK
MARCH 23, 2004

[PORTIONS OF THIS TRANSCRIPT THAT ARE NOT RELATED TO THE TENDER OFFER OR THE CONSENT SOLICITATION ARE OMITTED.]

MANAGEMENT DISCUSSION SECTION

Acquisitions
------------

o    Our final use remains strategic acquisition
     o One of the things we want to emphasize, though, and we point this out in virtually every presentation - we really have a very disciplined approach to acquisitions
o    We've been outbid many times
     o    That doesn't bother us
     o    We don't mind walking away from a deal when it becomes too expensive
o The key factors that we look at, we don't really have a dartboard where we say we have to be in "x" business and chase companies
     o    We see virtually every deal that comes through in our industry
     o There is only a few of us in the business that really have the ability to make acquisitions, and so we see virtually everything
o    We're very careful

     o We're looking for additional distribution, different - additional product categories, or some differentiation from a product standpoint; sound management

     o We want to pay reasonable multiples on earnings when we purchase these companies, and if you do that and generate some synergies, obviously these deals become accretive if you pay a fair price
o    Our target really isn't accretion
     o Our target is more paying a fair price, and that's sort of a natural offshoot
o    We have a cost of capital which we think is around 9%
o We really look for mid- to upper-teen ROIs in terms of cash returns on our acquisitions, and we'll remain very disciplined in that approach as we move forward


QUESTION AND ANSWER SECTION

ANALYST: Unspecified

QUESTION: You guys brew up a few questions. I'll ask you guys. Peter, where would you say fashion resurgence is stronger? In the footwear business, with sort of women's dress and dress casual? Or on the better apparel side? And how sustainable do you think both of those trends are?

ANSWER - PETER BONEPARTH: Well, I actually think it's both. I think what's driving a lot of the footwear business is the improvement in the ready-to-wear business. The natural outgrowth if it is a woman is restocking on the career side, she's then also looking for footwear. We see a resurgence clearly in the accessory piece of the business, and even jewelry in terms of outfit completers. So I do think they go very much hand-in-hand. The sustainability of these businesses, nobody I think has a crystal ball. The general convention
- the conventional wisdom in our business, though, is that when you do see a shift like this, certainly in career, it's not a one-season phenomenon. Is that, you know some people have used the idea of 2 to 3 years. I don't aspire
- I'm not prognosticating, but it clearly does feel like it's going to be more than a one-season phenomenon. I think that what's happening in career, as well, is you're getting not only a return to career, but certainly color is much more important than it ever was. And so the ability - it's much easier to create newness in our business when color is important, than obviously simply going back to the well. There's only so many ways you can cover black and the basics. So color has clearly helped us. It's helping a lot in footwear. Rhonda will tell you some of her best styles are basically blue, green, and pink at this particular point in the season, and this is actually - this is dressy footwear. So it's quite interesting what's happening, and obviously we are very hopeful that it's going to continue for a while.

ANSWER: If you all didn't - we're not able to check the wires today. Jones commenced a formal tender offer for Maxwell Shoe with $20 per share, I think extending through April 17th or 19th, Anita? Great. Peter do you have any comment on that? If the stock is at $22?

ANSWER - PETER BONEPARTH: Well I think yes, I do have a comment. Really, very much summed up in our press release. For those of you who have seen it, we clearly have, and continue to much prefer to have this done on a quote/unquote "non-hostile basis" I guess is probably the term of ours. The reality is that we have a belief that Maxwell is a terrific fit for our shareholders. We were not able to get the management team, or the Board of Maxwell to even have a conversation with us at that value. We continue to believe that we are - the $20 is the appropriate value for the company, and we have taken the next step. At the end of the day, what we're really doing is, we're going to let the shareholders of Maxwell decide what the right valuation of the company is, and whether or not they want to see the company sold. We were not able to talk to the Board or management, so we're obviously going to be taking our case right to the shareholders. For those of you who don't know the rationale, again, almost 40% of Maxwell's business is ours, in effect. Anne Klein is, they're our footwear licensee for Anne Klein. So obviously when we did Kasper, this became a much more relevant transaction for us. As I alluded to in the presentation, we like their distribution in the mid-tier. It's a business that we understand backwards and forwards. You know, one of the questions that always comes up from a risk profile is, "If you do a hostile, does that mean you can't do it with their management?" We continue to believe, we'd like to can't do it with their management. The reality is, though, this is so much right down the middle of what we do, that we are prepared to do it without them, if that's the case.

ANALYST: Unspecified

QUESTION: Hi Peter, just to follow up on what you said earlier. You mentioned that management was not willing to have a conversation with you regarding value. In your letter, earlier, you mentioned you had talks with management since, I believe, November, but I may have it off. Can you tie the two statements together? Tell us to the extent you're willing to discuss it? Kind of where talks have left off?

ANSWER - PETER BONEPARTH: Sure. Again, a) because we have a business partnership with them, and I actually like Mark Cocozza a lot. We did have a number of conversations which we alluded to, which culminated in a formal offer, which obviously we had sent the - we've made public the contents of the letter. Once we made the formal offer, just to clarify, we've heard nothing from them except their public statement that obviously, that it was inadequate, and there's absolutely no reason to even have a discussion about it. So that's the timing or the sequence. So since we've made an offer, there's been a blanket refusal on their part to have a discussion.

ANSWER: Don't be shy.

Question: If the offer for you, though, doesn't work out and Maxwell is still an independent company in another couple of months, will you be concerned at all about the working relationship in between you and them, with the big slug of business you are still doing with them will be in question?

ANSWER - PETER BONEPARTH: Not at all. I mean, having been on the other side of that coin, through the Lauren experience, the reality is from the point of view of the licensor, i.e. in this case ourselves, it's really not issue, in terms of developing a relationship. You'd have to ask them whether they have concerns. I don't see that it will be an issue. Obviously, the people who are running the business day to day are fine. And, by the way, my feeling is that there is not an acrimonious feeling between Mark and ourselves either. We talk
- we have talked in the past. We've given each other the courtesy. I think he obviously has a Board of Directors that he is accountable to as I am, but I don't see that being a business risk at all.

QUESTION: Would you consider, in the absence of finding acquisitions that fit the criteria, just levering the balance sheet, in the absence of an acquisition?

ANSWER - PETER BONEPARTH: Just for fun?

QUESTION: Yes. Just for fun.

ANSWER - PETER BONEPARTH: I think we can give a unified "no" to that.

ANSWER - WESLEY R. CARD: I think one of the things we're very cognizant of all the time is our investment-grade rating, and we take a very seriously. It really gives us the ability to fund opportunities very quickly and easily, in both the bank market, as well as the fixed-term debt market. So we would not lever up and do a major share repurchase. That's not something we're looking at right now. We might lever up and do something modest, but, and we're very comfortable as a target, something I didn't point out, in the 20 to 30% range. We think that's a very good spot for us. Although this year, absent acquisition, we'd end up somewhere around 10%. But we're not -anything I guess is possible over time, but we think there are enough - it's interesting, every year people say "Is the deal flow drying up? And you just did this deal." And yet, we seem every year to - if you look at that list of acquisitions, to run into opportunities that make sense financially and strategically. So we don't see that drying up in any event.

QUESTION: What was your thinking in starting the offer at the same price that the Board already rejected? You didn't give them sort of a way out?

ANSWER - PETER BONEPARTH: Well, I don't agree with the conclusion. Our thinking was that we think that's a fair and full price. The process, technically, is that we are also going to be launching a consent solicitation. So the thinking is that we will - which will allow us to have a direct conversation with their shareholders; something we've not been able to do with the management and the Board, the results of which, from a valuation standpoint, will be determined by those conversations. Ultimately, at this particular point, where we are in this transaction, we think launching at $20 made a lot of sense.


                             IMPORTANT INFORMATION

MSC Acquisition Corp. ("MSC"), a wholly owned subsidiary of Jones Apparel Group, Inc. ("Jones"), has commenced a tender offer for all the outstanding shares of Class A Common Stock of Maxwell Shoe Company Inc. ("Maxwell") at $20 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on April 19, 2004. MSC may extend the offer and currently expects that the offer will be extended until the principal conditions to the offer, which are described in the offer to purchase forming part of MSC's tender offer statement, are satisfied. If the offer is extended, MSC will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the next business day following the date the offer was scheduled to expire.

Investors and security holders are also urged to read the consent solicitation statement relating to the solicitation of consents of Maxwell stockholders. Jones filed a preliminary consent solicitation statement on March 23, 2004 with the Securities and Exchange Commission (the "SEC") and will file a definitive consent solicitation statement as soon as practicable thereafter. Investors and security holders may obtain a free copy of the offer to purchase, the preliminary consent solicitation statement, the definitive consent solicitation statement (when it is available) and other documents that Jones files with the SEC at its web site at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the preliminary consent statement filed by Jones and MSC with the SEC on Schedule 14A on March 23, 2004.